VERA BRADLEY ANNOUNCES FOURTH QUARTER AND FISCAL YEAR 2022 RESULTS

Net revenues grew 15.4% for fiscal year to $540.5 million

Net income totaled $17.8 million, or $0.52 per diluted share for fiscal year;
excluding certain items, non-GAAP net income totaled $19.7 million, or $0.57 per diluted share

Balance sheet remains strong, with cash and cash equivalents of $88.4 million and no debt

Management provides guidance for fiscal year ending January 28, 2023

FORT WAYNE, Ind., March 9, 2022 – Vera Bradley, Inc. (Nasdaq: VRA) (“Vera Bradley” or the “Company”) today announced its financial results for the fourth quarter and fiscal year ended January 29, 2022 (“Fiscal 2022”).

In this release, Vera Bradley, Inc. or “the Company” refers to the entire enterprise and includes both the Vera Bradley and Pura Vida brands. “Vera Bradley” on a stand-alone basis refers only to the Vera Bradley brand.

Fiscal Year Comments

Rob Wallstrom, Chief Executive Officer of the Company, noted, “At the beginning of the year, we set out to further enhance our two strong brand franchises – Vera Bradley and Pura Vida – and drive revenue and earnings growth through four key strategies: executing our digital-first strategy; enhancing our product innovation pipeline, collaborations, and category extensions; further engaging our communities through marketing; and continuing to evolve our distribution channels. During the year, we made headway on these fronts for both brands, generated strong cash flow, delivered a consolidated year-over-year revenue increase of over 15%, and essentially returned to pre-pandemic revenue levels.

“Our Vera Bradley brand had a solid year of revenue growth, with year-over-year total sales increasing over 18%, as customers responded to our product innovation and collaborations, supported by data-driven and targeted marketing. Our customer base grew year-over-year, and our demographics are younger and more diverse.

“Our Pura Vida brand total sales grew just over 6% for the year. We saw double-digit growth in Pura Vida wholesale revenues and our first successful retail store opening during Fiscal 2022. However, the significant shift in social and digital media effectiveness due to the Apple IDFA update affecting DTC companies resulted in e-commerce sales falling short of expectations.”

Wallstrom continued, “In addition to the Apple IDFA update, we faced a series of other unprecedented macro issues – including dramatic supply chain delays and freight cost increases, the delayed renewal of GSP (generalized system of preferences) tariff relief, and substantial digital advertising cost increases – all of which materially affected profitability during the year.

“The incremental freight costs and GSP impact combined affected our EPS by approximately $0.25 for the full year. Excluding these two items would have put earnings in line with our original guidance of $0.80 to $0.90. Even though our earnings results were below our expectations, much of what negatively affected our earnings – particularly the supply chain challenges and GSP – related to these two issues.

“In the fourth quarter, we began initiating strategic price increases across both of our brands to mitigate some of these inflationary and supply chain pressures, and we are continuing to implement price increases throughout 2022. In hindsight, we should have implemented price changes more quickly.”

“The GSP tariff issue is more specific to the Vera Bradley brand,” Wallstrom said. “The lower gross margin rate throughout the year reflected higher tariffs from previously duty-free countries where we source products whose GSP, or duty-free status, expired at the beginning of 2021. Our expectation was that Congress would pass the GSP legislation early in 2021, but they are still working on the legislation as we head into 2022. In the past, Congress has retroactively reinstated the duty-free status of such tariffs to the beginning of the year. Although industry and government sources are still expecting it to be retroactive, we are not certain when or if this will happen.”

Wallstrom added, “We continued to diligently manage our expenses, and we ended the fiscal year with a solid balance sheet with ample cash of over $88 million and no debt. Even facing the macro challenges of the last year, we generated $34 million of free cash flow, slightly above our ten-year average, and returned $7.7 million to shareholders through stock repurchases.

“We remain in a strong position to continue to invest in our two lifestyle brands, take advantage of additional growth opportunities over time, and return capital to shareholders through continued share repurchases or future dividends.”

Wallstrom concluded, “Our organization remained focused on the long-term and achieved key strategic wins, while navigating through the dramatically rising inflationary environment. Our extraordinary culture has allowed us to not only persevere through these challenges, but it has made us stronger and is even more critical during this tight labor market. Just last month, we were extremely honored to receive the #1 ranking on the Forbes list of America’s Best Midsize Employers 2022. Our culture is one of our key competitive advantages.”

Summary of Financial Performance for the Fourth Quarter

Consolidated net revenues totaled $149.6 million for the current year fourth quarter, an increase of 5.1% over $142.4 million in the prior year fourth quarter.

For the current year fourth quarter, Vera Bradley, Inc. consolidated net income totaled $5.2 million, or $0.15 per diluted share. These results included $0.5 million of net after tax charges primarily related to intangible asset amortization. On a non-GAAP basis, excluding these charges, Vera Bradley, Inc.’s consolidated fourth quarter net income totaled $5.7 million, or $0.17 per diluted share.

For the prior year fourth quarter, Vera Bradley, Inc. consolidated net income totaled $7.9 million, or $0.23 per diluted share. These results included $2.6 million of net after tax charges, comprised of $1.8 million of store impairment charges and $0.8 million of Pura Vida intangible asset amortization. On a non-GAAP basis, excluding these charges, Vera Bradley, Inc.’s consolidated net income for the prior fourth quarter totaled $10.5 million, or $0.31 per diluted share.

Summary of Financial Performance for the Fiscal Year

Consolidated net revenues totaled $540.5 million for Fiscal 2022, an increase of 15.4% over $468.3 million for Fiscal 2021.

For the current fiscal year, Vera Bradley, Inc.’s consolidated net income totaled $17.8 million, or $0.52 per diluted share. These results included $1.8 million of net after tax charges primarily related to intangible asset amortization. On a non-GAAP basis, excluding these charges, Vera Bradley, Inc.’s consolidated net income totaled $19.7 million, or $0.57 per diluted share.

For the prior fiscal year, Vera Bradley, Inc.’s consolidated net income totaled $8.7 million, or $0.26 per diluted share. These results included $12.7 million of net after tax charges, comprised of $4.8 million of intangible asset amortization, $4.5 million of store impairment charges, $2.1 million of expenses related to the re-platforming of Vera Bradley’s information technology systems (“Project Novus”), $0.9 million of charges related to the cancellation of certain purchase orders resulting from COVID-19, a $0.2 million adjustment to the Pura Vida earn-out liability, and $0.2 million in certain department store exit costs resulting from COVID-19. On a non-GAAP basis, excluding these charges, Vera Bradley, Inc.’s consolidated net income for the prior fiscal year totaled $21.4 million, or $0.63 per diluted share.

Key Accomplishments for Fiscal 2022

Wallstrom commented, “As I noted, in Fiscal 2022, we were keenly focused on four strategies to propel the business forward for the future:
1.Continue to drive our digital-first strategy. We made strategic organizational shifts and investments to pivot us to a digital-first company, evolving into a customer-centric, data-driven, technology-enabled, and digitally-focused enterprise which allows us to effectively engage with our customers and offer a seamless shopping experience. Over one-third of our consolidated revenues are now generated from e-commerce sales, and excluding our factory stores, over half of our total company sales are driven by e-commerce.

2.We are continuing to enhance our product innovation pipeline, collaborations, and category extensions. We continue to build our Vera Bradley and Pura Vida lifestyle brands to attract new customers and increase share of wallet with existing customers.
3.We are building our community through marketing. Both brands are working to engage, diversify, and grow their customer bases through analytics, targeted marketing, and ESG efforts. We consistently rank at the top of the industry for our net promoter and customer satisfaction scores for both brands.
4.Evolving our distribution channels. We are continually looking for new ways to reach our customers and to reinvent the shopping experience in the ever-changing retail environment; the future for both brands will be a powerful combination of digital and brick and mortar.

“Some of our major achievements for the year included:

For Vera Bradley:
•Digital-first:
•We continue to focus on enhancing and reinventing the customer experience in our full-line stores, and certain digital shopping additions that gained popularity during the pandemic have remained popular, like appointment selling, buy-online/pick-up in-store, and curbside pickup.
•In the Product area:
•We continued another year of high-profile product collaborations with several iconic brands, including Disney, Harry Potter, and Crocs, to create and sell limited-edition product collections, and launched our collaboration with Classic Accessories for a first-ever outdoor collection.
•We accelerated our robust fabric innovation pipeline to develop new fabric offerings and continued to build on our platform of sustainable fabrics. We expanded our full-line Performance Twill and recycled Re-Active collections and our Factory Ultralight fabrication and launched our Cotton ReIMAGINED Collection crafted from 50% recycled and 50% conventional cotton. We’re constantly researching and innovating to bring our customers more eco-friendly options, with a goal of updating 100% of our fabrics to more sustainable alternatives by 2025.
•We expanded our apparel collection, adding graphic tees, puffer jackets, vests, leggings, and a larger selection of pajamas to our already popular cozy collection of sleepwear and robes.
•In the Marketing area:
•Our investments in customer data science and business analytics have continued to position us well, allowing us to collect and analyze data and respond to customer changes and adjust marketing spend in an agile way.
•Vera Bradley continues to engage, diversify, and grow its customer base through analytics, targeted marketing, and VB Cares efforts. Vera Bradley’s customer count grew by nearly 15% over last year essentially bringing us back to pre-pandemic levels, and social media followers continued to grow, with Facebook at nearly 2 million, Instagram approaching 600,000, and TikTok climbing.
•Our targeted digital media, traditional media, and public relations efforts drove increased brand awareness and improved earned media, with total media impressions up approximately 140% to slightly over 22 billion for the year.
▪Our customer service model and voice of the customer program continued to drive industry-leading customer satisfaction scores.
•On the Distribution front:
•We continued to strengthen and rationalize our store base. We opened six new factory stores and closed five underperforming full-line stores, ending the fiscal year with 70 full-line and 75 factory locations.
•Vera Bradley continues to expand its options for customers to shop.
•We launched our Canadian website as our first international, localized website experience.
•We continue to be excited about alternative payments such as AfterPay, which is driving higher units per transaction and increased sales.
•As sustainability and resale continue to gain traction, so does our partnership with ThredUp, which was launched in early Fiscal 2022.
•We added Chewy.com as a new distribution partner for our line of pet products.
•We opened a Vera Bradley store in the LAX airport as part of our travel expansion focus.

For Pura Vida:
•Digital-First:
•We completed Pura Vida’s ERP integration, so that our entire enterprise is now on a unified technology platform, allowing for enhanced capabilities in sourcing, customer service, CRM, and data analytics.
•In the Product area:
•We entered into several high-profile product collaborations, including Hello Kitty, Disney, and Harry Potter, bringing new customers to our brand. In addition, we launched our first jewelry collection with Outer Banks star and influencer Madison Bailey, which is appealing to a more diverse customer.

•Pura Vida continued to show strength as a lifestyle brand by successfully expanding into new product categories, including shirts, hoodies, and backpacks. This lifestyle appeal will continue to be a key driver of growth.
•In the Marketing area:
•Pura Vida’s social media engagement remains exceptional, as one of the most highly-engaged brands in the accessories space on social media, with over 2.2 million Instagram followers and over 450,000 TikTok followers, a little more than a year after launch.
•Pura Vida continued to rank at the top of the industry for our net promoter and customer satisfaction scores.
•On the Distribution front:
•Pura Vida opened its first retail store in San Diego’s Westfield UTC Mall in August. Since opening, sales have far surpassed expectations, and we have experienced a double-digit improvement in our San Diego e-commerce business relative to the rest of the country, demonstrating the power a retail presence has in driving digital sales, omni-channel loyalty, and spending.
•We continued to add new wholesale partnerships, adding over 400 new accounts in Fiscal 2022, exceeding our expectations. And, Dillard’s joined Nordstrom as a Pura Vida department store distributor.
•We added Pura Vida shop-in-shops to 23 full-line Vera Bradley stores and completed our roll out of the Pura Vida charity bracelet program to all Vera Bradley full-line and factory locations.

•We reinforced our commitment to be a Purpose- and ESG-driven organization.
•In 2021, Pura Vida completed its B-Corp Impact Assessment, and in February 2022 was awarded the B Corporation Certification.
•We continued to strengthen our community support and charitable efforts under the umbrella of VB Cares, particularly through organizations that can profoundly improve the lives of women and children, including raising $1.5 million for the Vera Bradley Foundation Center for Breast Cancer Research, bringing total contributions to date to $37.5 million, and entering the third consecutive year of partnership with Blessings in a Backpack, raising and donating approximately $750,000 to date, with the help of our customers, to the organization.
•Charity bracelets and other products continued to be an important element of the Pura Vida lifestyle and an important draw for our cause-minded customers. To date, Pura Vida has raised and donated approximately $4.0 million to a myriad of special causes.
▪We amplified our Company-wide diversity and inclusion initiative, Project Quilt, to continue to enhance diversity, equality, and inclusion, focusing on three key areas – the Associate Experience, the Customer Experience, and the Community Experience.
▪We further strengthened and diversified our Board of Directors with the addition of Nancy Twine, founder and CEO of Briogeo Hair Care, bringing our female board representation to 60%, making us one of only 8% of the Russell 3000 Index companies with gender-balanced boards according to the 50/50 Women on Boards Gender Diversity Directory™.”

Looking Ahead

Wallstrom concluded, “We are committed to being a purpose-driven, multi-lifestyle brand, stable-growth company, generating strong cash flow. Our strong cash position, debt-free balance sheet, and ability to generate free cash flow has positioned us to continue to invest in our two lifestyle brands; seek out accretive acquisitions of cash-generating, purpose-driven brands over time; and return capital to shareholders through continued share repurchases or future dividends.

“Although Fiscal 2022 had its short-term challenges, and Fiscal 2023 will still be filled with inflationary challenges, we have a solid long-term vision for the future of our Company and a clear path to achieve our goals. Our team is focused, our balance sheet is solid, our brands are strong, and we are positioned for long-term, stable growth. We remain excited about the opportunities for Vera Bradley, Inc.”

Non-GAAP Numbers

The current year non-GAAP fourth quarter and fiscal year income statement numbers referenced below primarily exclude the previously outlined intangible asset amortization. The prior year non-GAAP income statement numbers for the fourth quarter referenced below exclude the previously outlined store impairment charges and intangible asset amortization. The prior year non-GAAP income statement numbers for the fiscal year referenced below exclude the previously outlined intangible asset amortization, store impairment charges, Project Novus expenses, charges related to the cancellation of certain purchase orders resulting from COVID-19, an adjustment to the Pura Vida earn-out liability, and certain department store exit costs resulting from COVID-19.

Fourth Quarter Details

Current year fourth quarter Vera Bradley Direct segment revenues totaled $104.4 million, a 12.2% increase over $93.0 million in the prior year fourth quarter. Comparable sales increased 8.3% over the prior year and decreased 3.2% compared to Fiscal 2020. The Company permanently closed five full-line stores and opened six factory outlet stores in the last twelve months.

Vera Bradley Indirect segment revenues totaled $13.0 million, a 14.6% decrease from $15.2 million in the prior year fourth quarter, reflecting a reduction in orders.

Pura Vida segment revenues totaled $32.2 million, a 5.6% decrease from $34.1 million in the prior year fourth quarter. Pura Vida’s e-commerce revenues continue to be suppressed by the Apple IDFA update put in place in spring 2021 that lessened the effectiveness of Facebook and Instagram advertising, Pura Vida’s primary marketing vehicles to drive sales.

Fourth quarter consolidated gross profit totaled $76.1 million, or 50.9% of net revenues, compared to $77.9 million, or 54.7% of net revenues, in the prior year fourth quarter. The current year gross profit rate was negatively impacted by higher costs for inbound and outbound freight expense by approximately 240 basis points. In addition, the lower margin rate reflects higher tariffs from previously duty-free countries from which the Company sources products whose GSP duty-free status expired at the beginning of the calendar year; this impacted gross margin by approximately 70 basis points.

Consolidated SG&A expense totaled $67.9 million, or 45.4% of net revenues, compared to $68.9 million, or 48.4% of net revenues, for the prior year fourth quarter. On a non-GAAP basis, consolidated SG&A expense totaled $67.1 million, or 44.8% of net revenues, in the current year fourth quarter, compared to $63.3 million, or 44.5% of net revenues, in the prior year fourth quarter. The Company achieved expense leverage on increased revenues.

The Company’s fourth quarter consolidated operating income totaled $8.3 million, or 5.5% of net revenues, compared to $9.0 million, or 6.3% of net revenues, in the prior year fourth quarter. On a non-GAAP basis, fourth quarter consolidated operating income totaled $9.1 million, or 6.1% of net revenues, compared to $14.6 million, or 10.3% of net revenues, in the prior year.

By segment:
•Vera Bradley Direct fourth quarter operating income was $21.7 million, or 20.7% of Direct net revenues, compared to $16.9 million, or 18.2% of Direct net revenues, in the prior year. On a non-GAAP basis, current year Direct fourth quarter operating income was $21.7 million, or 20.8% of Direct net revenues, compared to $20.5 million, or 22.1% of Direct net revenues, in the prior year.
•Vera Bradley Indirect fourth quarter operating income was $2.9 million, or 22.5% of Indirect net revenues, compared to $5.9 million, or 39.0% of Indirect net revenues, in the prior year.
•Pura Vida’s current year fourth quarter operating income was $2.0 million, or 6.2% of Pura Vida net revenues, compared to $4.0 million, or 11.7% of Pura Vida net revenues, in the prior year. On a non-GAAP basis, Pura Vida’s current year fourth quarter operating income was $2.8 million, or 8.6% of Pura Vida net revenues, compared to $6.0 million, or 17.6% of Pura Vida net revenues, in the prior year.

Details for the Fiscal Year

Vera Bradley Direct segment revenues for the current fiscal year totaled $354.9 million, a 22.7% increase from $289.3 million in the prior year. Since the Company’s stores were temporarily closed for a portion of the prior year first and second quarters, a comparable store sales calculation is not pertinent.

Vera Bradley Indirect segment revenues for the fiscal year totaled $66.0 million, essentially flat with $66.5 million in the prior year.

Pura Vida segment revenues totaled $119.6 million, a 6.3% increase over $112.5 million in the prior year, primarily reflecting a rebound in wholesale account orders from the prior year that were negatively impacted by COVID-19, partially offset by a decline in e-commerce revenues.

Consolidated gross profit for the current fiscal year totaled $287.9 million, or 53.3% of net revenues, compared to $265.5 million, or 56.7% of net revenues, last year. On a non-GAAP basis, gross profit for the prior fiscal year totaled $266.8 million, or 57.0% of net revenues. In the prior year, the Company significantly expanded its consolidated gross profit rate by approximately 200 basis points through sales of cotton masks which was not replicated this year. The current year gross profit rate was negatively affected by approximately 145 basis points for higher costs for inbound and outbound freight expense and approximately 70 basis points for the previously mentioned GSP issue.

For the fiscal year, consolidated SG&A expense totaled $262.0 million, or 48.5% or net revenues, compared to $252.6 million, or 53.9% of net revenues, in the prior year. On a non-GAAP basis, SG&A expense totaled $258.8 million, or 47.9% of net revenues, in the current year, compared to $233.0 million, or 49.7% of net revenues, in the prior year. As expected, Vera Bradley’s SG&A current year expenses were higher than the prior year primarily due to expense reductions related to COVID-19 last year that are no longer applicable. Year-over-year expense leverage was achieved on higher revenues.

For the fiscal year, the Company’s consolidated operating income totaled $26.9 million, or 5.0% of net revenues, compared to $13.1 million, or 2.8% of net revenues, in the prior year. On a non-GAAP basis, the Company’s consolidated operating income was $30.1 million, or 5.6% of net revenues, in the current year, compared to $34.0 million, or 7.3% of net revenues, in the prior year.

By segment:
•Vera Bradley Direct operating income was $73.5 million, or 20.7% of Direct net revenues, compared to $48.5 million, or 16.8% of Direct net revenues, in the prior year. On a non-GAAP basis, Direct operating income was $73.6 million, or 20.7% of Direct net revenues, for the current year, compared to $59.0 million, or 20.4% of Direct net revenues, in the prior year.
•Vera Bradley Indirect operating income was $20.3 million, or 30.8% of Indirect net revenues, compared to $24.5 million, or 36.8% of Indirect net revenues, in the prior year. On a non-GAAP basis, prior year Indirect operating income totaled $24.9 million, or 37.4% of Indirect net revenues.
•Pura Vida’s operating income was $9.5 million, or 8.0% of Pura Vida net revenues, compared to $8.0 million, or 7.1% of Pura Vida net revenues, in the prior year. On a non-GAAP basis, Pura Vida’s operating income was $12.6 million, or 10.5% of Pura Vida net revenues, for the current year, compared to $17.0 million, or 15.1% of Pura Vida net revenues, in the prior year.

Balance Sheet

Net capital spending for the fiscal year totaled $5.5 million compared to $5.7 million in the prior year.

Cash, cash equivalents, and investments as of January 29, 2022 totaled $88.4 million compared to $65.5 million at the prior fiscal year end. The Company had no borrowings on its $75 million ABL credit facility at fiscal year end.

Total fiscal year-end inventory was $149.2 million, compared to $141.4 million at last fiscal year end.

During the fourth quarter, the Company repurchased approximately $5.6 million of its common stock (approximately 650,000 shares at an average price of $8.63), bringing the Company’s year-to-date purchases to $7.7 million (approximately 865,000 shares at an average price of $8.94). In December 2021, the Company’s board of directors approved a new $50.0 million share repurchase authorization which expires in December 2024. Since Fiscal 2015, the Company has repurchased $114.8 million, or approximately 9.3 million shares, of its common stock.

Fiscal 2023 Outlook

Management is providing estimates for the fiscal year ending January 28, 2023 (“Fiscal 2023”) based on current trends and expectations, taking into account certain industry and economic headwinds (such as continued freight and digital marketing increases).

All forward-looking guidance numbers referenced below are non-GAAP. The prior year SG&A, operating income, and earnings per diluted share numbers exclude the previously disclosed intangible asset amortization. Current year guidance excludes any similar charges.

For Fiscal 2023, the Company’s expectations are as follows:
•Consolidated net revenues of $555 to $575 million. Net revenues totaled $540.5 million in Fiscal 2022. Year-over-year Vera Bradley revenues are expected to grow in the low-to mid-single digit range, and Pura Vida revenues are expected to be flat to up by low-single digits.
•Free cash flow of between $35 and $45 million compared to $34.4 million in the prior year.
•A consolidated gross profit percentage of 54.5% to 55.0% compared to 53.3% in Fiscal 2022. The year-over-year increase is primarily related to retail price increases, partially offset by incremental inbound and outbound freight costs. No GSP benefit is included in gross margin guidance.
•Consolidated SG&A expense of $273 to $281 million compared to $258.8 million in Fiscal 2022. The expected SG&A increase is primarily related to inflationary increases in payroll and marketing as well as general variable increases associated with higher sales expectations.
•Consolidated operating income of $29.5 to $35.5 million compared to $30.1 million in Fiscal 2022.
•Consolidated diluted EPS of $0.57 to $0.67 based on diluted weighted-average shares outstanding of 33.3 million and an effective tax rate of between 23.0% and 24.0%. Diluted EPS totaled $0.57 last year.

•Net capital spending of approximately $10 to $12 million compared to $5.5 million in the prior year, reflecting investments associated with new Vera Bradley factory and Pura Vida store locations and technology and logistics enhancements.

Disclosure Regarding Non-GAAP Measures

The Company's management does not, nor does it suggest that investors should, consider the supplemental non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). Further, the non-GAAP measures utilized by the Company may be unique to the Company, as they may be different from non-GAAP measures used by other companies.

The Company believes that the non-GAAP measures presented in this earnings release, including free cash flow; gross profit; selling, general, and administrative expenses; operating income; net income; net income attributable and available to Vera Bradley, Inc.; and diluted net income per share available to Vera Bradley, Inc. common shareholders, along with the associated percentages of net revenues, are helpful to investors because they allow for a more direct comparison of the Company’s year-over-year performance and are consistent with management’s evaluation of business performance. A reconciliation of the non-GAAP measures to the most directly comparable GAAP measures can be found in the Company’s supplemental schedules included in this earnings release.

Call Information

A conference call to discuss results for the fourth quarter and fiscal year is scheduled for today, Wednesday, March 9, 2022, at 9:30 a.m. Eastern Time. A broadcast of the call will be available via Vera Bradley’s Investor Relations section of its website, www.verabradley.com. Alternatively, interested parties may dial into the call at (323) 289-6576, and enter the access code 9180791. A replay will be available shortly after the conclusion of the call and remain available through March 23, 2022. To access the recording, listeners should dial (412) 317-6671, and enter the access code 9180791.

About Vera Bradley, Inc.

Vera Bradley, Inc. operates two unique lifestyle brands – Vera Bradley and Pura Vida. Vera Bradley and Pura Vida are complementary businesses, both with devoted, emotionally-connected, and multi-generational female customer bases; alignment as causal, comfortable, affordable, and fun brands; positioning as “gifting” and socially-connected brands; strong, entrepreneurial cultures; a keen focus on community, charity, and social consciousness; multi-channel distribution strategies; and talented leadership teams aligned and committed to the long-term success of their brands.

Vera Bradley, based in Fort Wayne, Indiana, is a leading designer of women’s handbags, luggage and other travel items, fashion and home accessories, and unique gifts. Founded in 1982 by friends Barbara Bradley Baekgaard and Patricia R. Miller, the brand is known for its innovative designs, iconic patterns, and brilliant colors that inspire and connect women unlike any other brand in the global marketplace.

In July 2019, Vera Bradley, Inc. acquired a 75% interest in Creative Genius, Inc., which also operates under the name Pura Vida Bracelets (“Pura Vida”). Pura Vida, based in La Jolla, California, is a digitally native, highly-engaging lifestyle brand founded in 2010 by friends Paul Goodman and Griffin Thall. Pura Vida has a differentiated and expanding offering of bracelets, jewelry, and other lifestyle accessories.

The Company has three reportable segments: Vera Bradley Direct (“VB Direct”), Vera Bradley Indirect (“VB Indirect”), and Pura Vida. The VB Direct business consists of sales of Vera Bradley products through Vera Bradley full-line and factory outlet stores in the United States, verabradley.com, verabradley.ca, Vera Bradley’s online outlet site, and the Vera Bradley annual outlet sale in Fort Wayne, Indiana. The VB Indirect business consists of sales of Vera Bradley products to approximately 1,800 specialty retail locations throughout the United States, as well as select department stores, national accounts, third party e-commerce sites, and third-party inventory liquidators, and royalties recognized through licensing agreements related to the Vera Bradley brand. The Pura Vida segment consists of sales of Pura Vida products through the Pura Vida websites, www.puravidabracelets.com, www.puravidabracelets.eu, and www.puravidabracelets.ca, and through the distribution of its products to wholesale retailers and department stores.

Website Information

We routinely post important information for investors on our website www.verabradley.com in the "Investor Relations" section. We intend to use this webpage as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our webpage is not incorporated by reference into, and is not a part of, this document.

Investors and other interested parties may also access the Company’s most recent Corporate Responsibility and Sustainability Report outlining its ESG (Environmental, Social, and Governance) initiatives at https://www.verabradley.com/us/static/customerservice/corporateresponsibility.

Vera Bradley Safe Harbor Statement

Certain statements in this release are "forward-looking statements" made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company's current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected, including: possible adverse changes in general economic conditions and their impact on consumer confidence and spending; possible inability to predict and respond in a timely manner to changes in consumer demand; possible loss of key management or design associates or inability to attract and retain the talent required for our business; possible inability to maintain and enhance our brands; possible inability to successfully implement the Company’s long-term strategic plan; possible inability to successfully open new stores, close targeted stores, and/or operate current stores as planned; incremental tariffs or adverse changes in the cost of raw materials and labor used to manufacture our products; possible adverse effects resulting from a significant disruption in our distribution facilities; or business disruption caused by COVID-19 or other pandemics. Risks, uncertainties, and assumptions also include the possibility that Pura Vida acquisition benefits may not materialize as expected and that Pura Vida’s business may not perform as expected. More information on potential factors that could affect the Company’s financial results is included from time to time in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s public reports filed with the SEC, including the Company’s Form 10-K for the fiscal year ended January 30, 2021. We undertake no obligation to publicly update or revise any forward-looking statement. Financial schedules are attached to this release.

CONTACTS:
Investors:
Julia Bentley, VP of Investor Relations and Communications
jbentley@verabradley.com
(260) 207-5116

Media:
mediacontact@verabradley.com
877-708-VERA (8372)

Vera Bradley, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	January 29, 2022	January 30, 2021
Assets
Current assets:
Cash and cash equivalents	$88,436	$64,175
Short-term investments	—	1,295
Accounts receivable, net	20,681	27,543
Inventories	149,192	141,416
Income taxes receivable	9,391	7,372
Prepaid expenses and other current assets	15,928	17,882
Total current assets	283,628	259,683
Operating right-of-use assets	79,873	88,730
Property, plant, and equipment, net	59,941	63,952
Intangible assets, net	44,223	47,296
Goodwill	44,254	44,254
Deferred income taxes	3,857	3,530
Other assets	6,081	6,342
Total assets	$521,857	$513,787
Liabilities, Redeemable Noncontrolling Interest, and Shareholders’ Equity
Current liabilities:
Accounts payable	$34,803	$27,093
Accrued employment costs	12,463	13,648
Short-term operating lease liabilities	18,699	22,321
Other accrued liabilities	16,422	14,043
Income taxes payable	—	321
Total current liabilities	82,387	77,426
Long-term operating lease liabilities	80,861	91,536
Other long-term liabilities	195	109
Total liabilities	163,443	169,071
Redeemable noncontrolling interest	30,974	29,809
Shareholders’ equity:
Additional paid-in capital	107,907	105,433
Retained earnings	334,364	316,526
Accumulated other comprehensive (loss) income	(29)	8
Treasury stock	(114,802)	(107,060)
Total shareholders’ equity of Vera Bradley, Inc.	327,440	314,907
Total liabilities, redeemable noncontrolling interest, and shareholders’ equity	$521,857	$513,787

Vera Bradley, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	January 29, 2022	January 30, 2021	January 29, 2022	January 30, 2021
Net revenues	$149,576	$142,369	$540,453	$468,272
Cost of sales	73,436	64,491	252,510	202,754
Gross profit	76,140	77,878	287,943	265,518
Selling, general, and administrative expenses	67,910	68,948	261,993	252,588
Other income	40	46	961	135
Operating income	8,270	8,976	26,911	13,065
Interest expense, net	41	348	263	1,203
Income before income taxes	8,229	8,628	26,648	11,862
Income tax expense (benefit)	2,576	(297)	6,430	1,173
Net income	5,653	8,925	20,218	10,689
Less: Net income attributable to redeemable noncontrolling interest	498	997	2,380	2,008
Net income attributable to Vera Bradley, Inc.	$5,155	$7,928	$17,838	$8,681

Basic weighted-average shares outstanding	33,583	33,414	33,785	33,390
Diluted weighted-average shares outstanding	34,272	34,291	34,437	33,914

Basic net income per share attributable to Vera Bradley, Inc. common shareholders	$0.15	$0.24	$0.53	$0.26
Diluted net income per share attributable to Vera Bradley, Inc. common shareholders	$0.15	$0.23	$0.52	$0.26

Vera Bradley, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)

(unaudited)

	Fifty-Two Weeks Ended
	January 29, 2022	January 30, 2021
Cash flows from operating activities
Net income	$20,218	$10,689
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property, plant, and equipment	9,315	13,483
Amortization of operating right-of-use assets	20,521	21,128
Impairment charges	85	7,446
Amortization of intangible assets	3,073	9,009
Provision for doubtful accounts	101	1,333
Stock-based compensation	4,930	5,651
Deferred income taxes	(327)	4,126
Loss on investments	—	13
Adjustment of earn-out liability	—	229
Other non-cash gain, net	(37)	(1)
Changes in assets and liabilities:
Accounts receivable	6,761	(5,579)
Inventories	(7,776)	(17,810)
Prepaid expenses and other assets	2,215	(7,940)
Accounts payable	7,521	7,353
Income taxes	(2,340)	(8,121)
Operating lease liabilities, net	(25,961)	(22,680)
Accrued and other liabilities	1,562	2,373
Net cash provided by operating activities	39,861	20,702
Cash flows from investing activities
Purchases of property, plant, and equipment	(5,489)	(5,743)
Purchases of investments	—	(851)
Proceeds from maturities and sales of investments	1,290	23,281
Cash received for business acquisition	—	993
Proceeds from disposal of property, plant, and equipment	45	—
Net cash (used in) provided by investing activities	(4,154)	17,680
Cash flows from financing activities
Tax withholdings for equity compensation	(2,456)	(575)
Repurchase of common stock	(7,742)	(3,077)
Distributions to redeemable noncontrolling interest	(1,215)	(1,817)
Borrowings under asset-based revolving credit agreement	—	60,000
Repayment of borrowings under asset-based revolving credit agreement	—	(60,000)
Payment of contingent consideration for business acquisition	—	(18,677)
Net cash used in financing activities	(11,413)	(24,146)
Effect of exchange rate changes on cash and cash equivalents	(33)	22
Net increase in cash and cash equivalents	24,261	14,258
Cash and cash equivalents, beginning of period	64,175	49,917
Cash and cash equivalents, end of period	$88,436	$64,175

Vera Bradley, Inc.
Fourth Quarter Fiscal 2022
GAAP to Non-GAAP Reconciliation Thirteen Weeks Ended January 29, 2022
(in thousands, except per share amounts)
(unaudited)

	Thirteen Weeks Ended
	As Reported	Other Items		Non-GAAP (Excluding Items)
Gross profit	$76,140	$—		$76,140
Selling, general, and administrative expenses	67,910	853	1	67,057
Operating income (loss)	8,270	(853)		9,123
Income (loss) before income taxes	8,229	(853)		9,082
Income tax expense (benefit)	2,576	(127)	2	2,703
Net income (loss)	5,653	(726)		6,379
Less: Net income (loss) attributable to redeemable noncontrolling interest	498	(192)		690
Net income (loss) attributable to Vera Bradley, Inc.	5,155	(534)		5,689
Diluted net income (loss) per share attributable to Vera Bradley, Inc. common shareholders	$0.15	$(0.02)		$0.17

Vera Bradley Direct segment operating income (loss)	$21,653	$(85)	3	$21,738
Vera Bradley Indirect segment operating income	$2,920	$—		$2,920
Pura Vida segment operating income (loss)	$1,991	$(768)	4	$2,759
Unallocated corporate expenses	$(18,294)	$—		$(18,294)

[1]Items include $768 for the amortization of definite-lived intangible assets and $85 for store impairment charges
[2]Related to the tax impact of the charges mentioned above
[3]Related to store impairment charges
[4]Related to the amortization of definite-lived intangible assets

Vera Bradley, Inc.
Fourth Quarter Fiscal 2021
GAAP to Non-GAAP Reconciliation Thirteen Weeks Ended January 30, 2021
(in thousands, except per share amounts)
(unaudited)

	Thirteen Weeks Ended
	As Reported	Other Items		Non-GAAP (Excluding Items)
Gross profit	$77,878	$—		$77,878
Selling, general, and administrative expenses	68,948	5,662	1	63,286
Operating income (loss)	8,976	(5,662)		14,638
Income (loss) before income taxes	8,628	(5,662)		14,290
Income tax (benefit) expense	(297)	(2,596)	2	2,299
Net income (loss)	8,925	(3,066)		11,991
Less: Net income (loss) attributable to redeemable noncontrolling interest	997	(506)		1,503
Net income (loss) attributable to Vera Bradley, Inc.	7,928	(2,560)		10,488
Diluted net income (loss) per share attributable to Vera Bradley, Inc. common shareholders	$0.23	$(0.07)		$0.31

Vera Bradley Direct segment operating income (loss)	$16,890	$(3,640)	3	$20,530
Vera Bradley Indirect segment operating income	$5,927	$—		$5,927
Pura Vida segment operating income (loss)	$3,985	$(2,022)	4	$6,007
Unallocated corporate expenses	$(17,826)	$—		$(17,826)

[1]Items include $3,640 for store impairment charges and $2,022 for the amortization of definite-lived intangible assets
[2]Related to the tax impact of the charges mentioned above
[3]Related to store impairment charges
[4]Related to the amortization of definite-lived intangible assets

Vera Bradley, Inc.
GAAP to Non-GAAP Reconciliation Fifty-Two Weeks Ended January 29, 2022
(in thousands, except per share amounts)
(unaudited)

	Fifty-Two Weeks Ended
	As Reported	Other Items		Non-GAAP (Excluding Items)
Gross profit	$287,943	$—		$287,943
Selling, general, and administrative expenses	261,993	3,158	1	258,835
Operating income (loss)	26,911	(3,158)		30,069
Income (loss) before income taxes	26,648	(3,158)		29,806
Income tax expense (benefit)	6,430	(554)	2	6,984
Net income (loss)	20,218	(2,604)		22,822
Less: Net income (loss) attributable to redeemable noncontrolling interest	2,380	(768)		3,148
Net income (loss) attributable to Vera Bradley, Inc.	17,838	(1,836)		19,674
Diluted net income (loss) per share attributable to Vera Bradley, Inc. common shareholders	$0.52	$(0.05)		$0.57

Vera Bradley Direct segment operating income (loss)	$73,506	$(85)	3	$73,591
Vera Bradley Indirect segment operating income	$20,323	$—		$20,323
Pura Vida segment operating income (loss)	$9,519	$(3,073)	4	$12,592
Unallocated corporate expenses	$(76,437)	$—		$(76,437)

[1]Items include $3,073 for the amortization of definite-lived intangible assets and $85 for store impairment charges
[2]Related to the tax impact of the charges mentioned above
[3]Related to store impairment charges
[4]Related to the amortization of definite-lived intangible assets

Vera Bradley, Inc.
GAAP to Non-GAAP Reconciliation Fifty-Two Weeks Ended January 30, 2021
(in thousands, except per share amounts)
(unaudited)

	Fifty-Two Weeks Ended
	As Reported	Other Items		Non-GAAP (Excluding Items)
Gross profit (loss)	$265,518	$(1,320)	1	$266,838
Selling, general, and administrative expenses	252,588	19,635	2	232,953
Operating income (loss)	13,065	(20,955)		34,020
Income (loss) before income taxes	11,862	(20,955)		32,817
Income tax expense (benefit)	1,173	(5,985)	3	7,158
Net income (loss)	10,689	(14,970)		25,659
Less: Net (loss) income attributable to redeemable noncontrolling interest	2,008	(2,252)		4,260
Net income (loss) attributable to Vera Bradley, Inc.	8,681	(12,718)		21,399
Diluted net income (loss) per share attributable to Vera Bradley, Inc. common shareholders	$0.26	$(0.38)		$0.63

Vera Bradley Direct segment operating income (loss)	$48,524	$(10,482)	4	$59,006
Vera Bradley Indirect segment operating income (loss)	$24,502	$(387)	5	$24,889
Pura Vida segment operating income (loss)	$8,031	$(9,009)	6	$17,040
Unallocated corporate expenses	$(67,992)	$(1,077)	7	$(66,915)

[1]Related to charges for the cancellation of certain purchase orders as a result of COVID-19
[2]Items include $9,009 for the amortization of definite-lived intangible assets; $7,446 for store impairment charges; $2,738 for technology-related re-platforming charges including certain professional fees and accelerated depreciation; $229 for an adjustment upon payment of the earn-out liability; and $213 in certain department store exit costs as a result of COVID-19

[3]Related to the tax impact of the charges mentioned above
[4]Related to $7,446 for impairment charges; $1,146 for an allocation of charges for the cancellation of purchase orders; and $1,890 for technology re-platforming charges
[5]Related to $213 in certain department store exit costs and $174 for an allocation of charges for the cancellation of purchase orders
[6]Related to the amortization of definite-lived intangible assets
[7]Related to $848 for technology re-platforming charges and $229 for an adjustment upon payment of the earn-out liability

Vera Bradley, Inc.
Free Cash Flow Reconciliation
(in thousands)
(unaudited)

	Fifty-Two Weeks Ended
	January 29, 2022	January 30, 2021
Net cash provided by operating activities	$39,861	$20,702
Purchases of property, plant, and equipment	(5,489)	(5,743)
Free cash flow	$34,372	$14,959